SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )

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Precision Auto Care, Inc.
(Name of Registrant as Specified In Its Charter)

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NOTICE OF 2002 ANNUAL MEETING OF SHAREHOLDERS
WEDNESDAY, JANUARY 15, 2003

The Annual Meeting of Shareholders of Precision Auto Care, Inc. (the “Company”) for 2002 will be held at the Company’s headquarters located at 748 Miller Drive, S.E., Leesburg, Virginia on Wednesday, January 15, 2003, at 11:00 a.m., for the following purposes:

1.	To amend the Company’s Articles of Incorporation to reduce the minimum number of directors from ten to five and to reduce the maximum number of directors from twenty to ten;

2.	To amend the Company’s Articles of Incorporation to reduce the term of office for each director from three years to one year;

3.	To elect Directors for the coming year;

4.	To amend the Company’s Articles of Incorporation to increase the number of authorized shares from 20,000,000 to 40,000,000;

5.	To amend the 1999 Employee Stock Option and Restricted Stock Plan to increase the number of shares reserved for issuance from 1,600,000 shares of common stock to 2,600,000 shares of common stock;

6.	To ratify the appointment of Grant Thornton LLP as independent auditors for the fiscal year ending June 30, 2003; and

7.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only holders of shares of Common Stock of record on the books of the Company at the close of business November 15, 2002 will be entitled to notice of and to vote at the 2002 Annual Meeting or any adjournment thereof.

In order that your shares may be represented at the Annual Meeting, you are urged to promptly complete, sign, date and return the accompanying Proxy in the enclosed envelope, whether or not you plan to attend the Annual Meeting. If you attend the Annual Meeting in person you may, if you wish, vote personally on all matters brought before the Annual Meeting even if you have previously returned your Proxy.

By Order of the Board of Directors,

Frederick F. Simmons
Senior Vice President, General Counsel and Secretary

748 Miller Drive, S.E
Leesburg, Virginia 20175
December 9, 2002

PRECISION AUTO CARE, INC.
748 MILLER DRIVE, S.E.
LEESBURG, VIRGINIA 20175

PROXY STATEMENT FOR 2002 ANNUAL MEETING OF SHAREHOLDERS
Wednesday, January 15, 2003

Information Concerning Timing of the Meeting, Solicitation and Voting

General

The following information is submitted concerning the enclosed form of proxy and the matters to be acted upon under authority thereof at the 2002 Annual Meeting of Shareholders of the Company to be held on Wednesday, January 15, 2003, commencing at 11:00 a.m., or at any adjournment thereof, pursuant to the accompanying notice of this meeting. The 2002 Annual Meeting will be held at the Company’s headquarters located at 748 Miller Drive, S.E., Leesburg, Virginia 20175. The Company intends to mail this proxy statement and accompanying proxy to all shareholders entitled to vote at the Annual Meeting on or about December 9, 2002.

Solicitation and Revocability of Proxies

The proxy is solicited on behalf of the Board of Directors of the Company. It may be revoked by the shareholder at any time prior to the exercise thereof by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. The proxy shall be suspended if the shareholder shall be present at the meeting and elect to vote in person. Attendance at the meeting will not, by itself, revoke a proxy. Shares represented by proxies received will be voted. Where the shareholder has specified his or her choice with respect to the proposal to be acted upon, the shares will be voted in accordance with the specification so made, and in the absence thereof will be voted by the proxy holders as directed by management.

The cost of solicitation of proxies will be borne by the Company. In addition to solicitation by mail, the Company has retained the services of a proxy soliciting firm, Georgeson Shareholder, to solicit proxies on the Company’s behalf in connection with the 2003 Annual Meeting. The Company has paid Georgeson Shareholder $6,500 for these services. Furthermore, certain directors, officers and regular employees of the Company may solicit proxies by facsimile, telephone or personal interview for which they will receive no additional compensation. In addition, arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material for the meeting to beneficial owners, and the Company will reimburse them for their reasonable expenses in so doing.

Voting Rights and Outstanding Shares

Only shareholders of record on the books of the Company at the close of business on November 15, 2002 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. As of that date, there were 15,818,030 shares of Common Stock issued and outstanding and entitled to vote. Each share of Common Stock is entitled to one vote for each matter submitted to the shareholders for approval.

A majority of the outstanding shares entitled to vote must be present in person or represented by proxy at the 2002 Annual Meeting to constitute a quorum. Abstentions and shares of record held by a broker or its nominee (“Broker Shares”) that are voted on any matter at the meeting will be counted for purposes of determining if a quorum exists. Broker Shares that are not voted on any matter at the meeting will not be included in determining whether a quorum is present.

The proposals to amend the Company’s Articles of Incorporation to reduce the number of directors (Item 1) and to reduce the term of office (Item 2) require the affirmative vote of at least 80% of the shares of common stock issued and outstanding as of the Record Date. Votes that are withheld and Broker Shares that are not voted have the same affect as a negative vote.

The election of each nominee for Director (Item 3) requires the affirmative vote of the holders of the shares representing a plurality of the votes cast in the election of Directors. Votes that are withheld and Broker Shares that are not voted in the election of Directors will not be included in determining the number of votes cast and, therefore, will have no affect on the election of the Directors.

The proposal to amend the Company’s Articles of Incorporation to increase the authorized number of shares (Item 4) requires the affirmative vote of at least  2/3rds of the shares of common stock issued and outstanding as of the Record Date. Votes that are withheld and Broker Shares that are not voted have the same affect as a negative vote.

The proposal to amend the Company’s 1999 Employee Stock Option and Restricted Stock Plan (Item 5) requires the affirmative vote of the holders of the shares representing a plurality of the votes cast for such proposal. Votes that are withheld and Broker Shares that are not voted in the election of Directors will not be included in determining the number of votes cast and, therefore, will have no affect on the outcome of such proposal.

Actions on all other matters to come before the 2002 Annual Meeting, including the approval of the appointment of the Company’s independent auditors (Item 6), require the affirmative vote of the holders of the shares representing a plurality of the votes cast for such that the votes cast in favor of the action exceed the votes cast against it. Votes that are withheld and Broker Shares that are not voted are not considered cast either for or against a matter and, therefore, will have no affect on the outcome of the other matters to come before the 2002 Annual Meeting.

Item 1:    Amendment of the Company’s Articles of Incorporation to Reduce the Minimum and Maximum Number of Directors

The Company’s Articles of Incorporation currently require a minimum of 10 directors and a maximum of 20, as determined from time to time by the Board of Directors. There are currently 10 directors.

The Board of Directors proposes to amend the Articles of Incorporation to reduce the minimum number of directors from 10 to 5 and to reduce the maximum number of directors from 20 to 10. The Board of Directors believes that having a smaller board will be more cost efficient and more responsive to shareholders. In addition, the Board of Directors believes that a smaller board would be more in line with the boards of other companies of similar size. Under the proposal, Section 1 of Article VI of the Company’s Articles of Incorporation would be amended to read:

“Section 1.    Number.  The business and affairs of the Corporation shall be managed under the direction of the Board of Directors which, subject to any right of holders of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, shall consist of not less than 5 nor more than 10 persons. The exact number of directors within the minimum and maximum limitation specified in the preceding sentence shall be fixed from time to time solely by the Board of Directors pursuant to a resolution of a majority of the entire Board of Directors.”

The Articles of Incorporation require approval of 80% or more of the outstanding voting stock of the Company, or a minimum of 12,654,424 shares, for adoption.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS APPROVAL OF THIS PROPOSAL.

Item 2:    Amendment of the Company’s Articles of Incorporation to Provide for One Year Terms of Office

The Company’s Articles of Incorporation currently provide that the directors be divided into three classes of equal numbers of directors (or as nearly equal as possible), with each class of directors serving for three year terms.

The Board of Directors proposes to amend the Articles of Incorporation to have the entire Board of Directors elected annually for a one year term of office. The Board of Directors believes that electing the directors on an annual basis is in the best interests of the shareholders. Under the proposal, Section 2 of Article VI of the Company’s Articles of Incorporation would be amended, effective as of the 2002 Annual Meeting, to read:

“Section 2.    Terms.  Beginning with the directors elected at the 2002 Annual Meeting and thereafter, the directors, other than those who may be elected by the holders of any Preferred Stock then outstanding, shall consist of one class, with the term of office expiring at the next Annual Meeting of Shareholders following such election.”

If the shareholders approve the proposed amendment to the Articles of Incorporation, the proposed amendment would become effective at the 2002 Annual Meeting, all of the directors will resign and five directors will stand for election for a one-year term expiring at the 2003 Annual Meeting of Shareholders as set forth below.

The Articles of Incorporation require approval of 80% or more of the outstanding voting stock of the Company, or a minimum of 12,654,424 shares, for adoption of the proposed amendment.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS APPROVAL OF THIS PROPOSAL.

Item 3:    Election of Directors

Pursuant to the Company’s Articles of Incorporation in effect as of the date of this proxy statement, the Board of Directors is classified into three classes, as nearly equal in number as possible, with three-year terms that will expire at the Annual Meetings of Shareholders in 2002, 2003 and 2004, respectively. The terms of three directors will expire at the 2002 Annual Meeting: Woodley A. Allen, Bassam N. Ibrahim and Arthur C. Kellar (“Class II Directors”).

Class I Director, Mauricio Zambrano, resigned from the board on February 15, 2002. At a meeting of the Board of Directors held on February 20, 2002, the Board elected John D. Sanders, Ph.D., as Mr. Zambrano’s successor for the unexpired term. Dr. Sanders serves as an investment banking/strategic business consultant and promoter for emerging growth technology companies. He is Chairman of the Board of ITC Learning Corporation, a public company providing video-based interactive training programs. He also serves as a director of several other public technology corporations and several privately held corporations. His most recent employment was as Chairman and Chief Executive Officer of TechNews, Inc., publishers of Washington Technology newspaper, prior to its acquisition by The Washington Post Company in 1996. In addition, Dr. Sanders has been a Registered Representative of Wachtel & Co., Inc., a Washington, D. C. based investment banking firm, since 1968.

If the shareholders approve both of the amendments to the Articles of Incorporation set forth in Items 1 and 2 above, all of the directors will resign and five directors will stand for election for a one-year term expiring at the 2003 Annual Meeting of Shareholders as follows:

Name	Age	Director Since	Principal Occupation	Additional Information
Woodley A. Allen	55	1991	President, Allen Management Services, Oakton, VA (management consulting firm)
Mr. Allen has been Chairman of the Board of the Company since February 2000 and also serves as Chairman of the Executive Committee. He served as Chief Financial Officer of EZ Communications, Inc. (publicly traded radio broadcasting company) from March 1973 to May 1992.

Louis M. Brown, Jr.	59	2000	President and Chief Executive Officer since August 2000	Mr. Brown also serves as a director and Chairman of the Board of Micros Systems, Inc. (a leading provider of information technology for the hospitality industry).

Bassam N. Ibrahim	41	1993	Partner, Burns, Doane, Swecker & Mathis LLP, Alexandria, VA (law firm)	Mr. Ibrahim also serves as Chairman of the Organization and Compensation Committee. Mr. Ibrahim practiced law with Popham, Haik, Schnobrich & Kaufman (law firm) from June 1994 to August 1996.

Arthur C. Kellar	80	1991	Retired
Mr. Kellar served as Chairman of the Board of WE JAC Corporation, the Company’s predecessor, from April 1992 to September 1994. Mr. Kellar served as Chairman of the Board of EZ Communications, Inc. (publicly traded radio broadcasting company) from June 1992 to April 1997.

Name	Age	Director Since	Principal Occupation	Additional Information
John D. Sanders, Ph.D.	64	2002	Chairman of ITC Learning Corporation
Dr. Sanders serves as an investment banking/strategic business consultant and promoter for emerging growth technology companies. He has been a director of ITC Learning Corporation (a public company providing video-based interactive training programs) since 1977 and has been its Chairman of the Board for more than 5 years. He also serves as a director of SenSyTech, Inc., Analex Corporation and several privately held corporations. His most recent employment was as Chairman and Chief Executive Officer of TechNews, Inc., publishers of Washington Technology newspaper, prior to its acquisition by The Washington Post Company in 1996. In addition, Dr. Sanders has been a Registered Representative of Wachtel & Co., Inc., a Washington, D. C. based investment banking firm, since 1968.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE DIRECTOR NOMINEES LISTED ABOVE.

If the shareholders do not approve both of the proposed amendments to the Articles of Incorporation described in Items 1 and 2 above, three Class II Directors nominees have been nominated for election for a three-year term expiring at the 2005 Annual Meeting.

NOMINEES FOR CLASS II DIRECTORS TO BE ELECTED AT THE 2005 ANNUAL MEETING (unless both of the proposals in Item 1 and Item 2 are approved by the shareholders):

Name	Age	Director Since	Principal Occupation	Additional Information
Woodley A. Allen	55	1991	President, Allen Management Services, Oakton, VA (management consulting firm)
Mr. Allen has been Chairman of the Board of the Company since February 2000. He served as Chief Financial Officer of EZ Communications, Inc. (publicly traded radio broadcasting company) from March 1973 to May 1992.

Name	Age	Director Since	Principal Occupation	Additional Information
Bassam N. Ibrahim	41	1993	Partner, Burns, Doane, Swecker & Mathis LLP, Alexandria, VA (law firm)	Mr. Ibrahim practiced law with Popham, Haik, Schnobrich & Kaufman (law firm) from June 1994 to August 1996.

Arthur C. Kellar	80	1991	Retired
Mr. Kellar served as Chairman of the Board of WE JAC Corporation, the Company’s predecessor, from April 1992 to September 1994. Mr. Kellar served as Chairman of the Board of EZ Communications, Inc. (publicly traded radio broadcasting company) from June 1992 to April 1997.

If the shareholders do not approve both of the proposals in Item 1 and Item 2 above, the following directors continue in office, until the expiration of their terms, as set forth below:

Class III Directors whose terms expire at the 2003 Annual Meeting:

Name	Age	Director Since	Principal Occupation	Additional Information
Lynn E. Caruthers	50	1991	General Partner, Caruthers Properties, Ltd., Arlington, VA (commercial real estate developer)
Ms. Caruthers served as Chairperson of the Board of WE JAC Corporation, the Company’s predecessor, from September 1994 to November 1997, and served as Chairperson of the Board of the Company from November 1997 to February 2000.

Robert R. Falconi	48	2001	Executive Vice President and Chief Operating Officer of the Company since March 2002
Mr. Falconi was the Company’s Senior Vice President—Finance, Administration and Chief Financial Officer of the Company from September 2000 until March 2002. He was Chief Financial Officer of Intelysis Corporation (reseller of computer hardware and software), from August 1998 until August 2000, and was Chief Financial Officer of Planning Systems, Inc. (underwater technology) from October 1991 until August 1998.

Name	Age	Director Since	Principal Occupation	Additional Information
Bernard H. Clineburg	54	1993	Vice Chairman, President and Chief Executive Officer of Cardinal Financial Corporation, Fairfax, VA (bank holding company)
Mr. Clineburg has served as a director, Vice Chairman, President and Chief Executive Officer of Cardinal Financial Corporation since October 2001. He was President of United Bankshares and Chairman and Chief Executive Officer of United Bank from April 1998 until December 1999. He was a Director of George Mason Bankshares, Inc. and The George Mason Bank from October 1990 to April 1998.

Frederick F. Simmons	40	2001	Senior Vice President, General Counsel and Secretary of the Company since March 2002
Mr. Simmons was Vice President, General Counsel and Secretary of the Company from March 5, 2001 to March 4, 2002. He was Assistant General Counsel and Assistant Secretary of Advantica Restaurant Group, Inc. from December 1995 until February 28, 2001.

Class I Directors whose terms expire at the 2004 Annual Meeting:

Name	Age	Director Since	Principal Occupation	Additional Information
Louis M. Brown, Jr.	59	2000	President and Chief Executive Officer since August 2000	Mr. Brown also serves as a director and Vice Chairman of the Board of Micros Systems, Inc. (a leading provider of information technology for the hospitality industry).

John T. Wiegand	40	2001	Senior Vice President— Operational Programs and Training since March 2002
Mr. Wiegand was Senior Vice President—Franchise Operations of the Company from September 2000 until March 2002. Mr. Wiegand also served as Vice President—North American Operations from June 1998 until September 2000, and as Director of Field Operations from August 1996 until June 1998.

Name	Age	Director Since	Principal Occupation	Additional Information
John D. Sanders, Ph.D.	64	2002	Chairman of ITC Learning Corporation
Dr. Sanders serves as an investment banking/strategic business consultant and promoter for emerging growth technology companies. He has been a director of ITC Learning Corporation (a public company providing video-based interactive training programs) since 1977 and has been its Chairman of the Board for more than 5 years. He also serves as a director of SenSyTech, Inc., Analex Corporation and several privately held corporations. His most recent employment was as Chairman and Chief Executive Officer of TechNews, Inc., publishers of Washington Technology newspaper, prior to its acquisition by The Washington Post Company in 1996. In addition, Dr. Sanders has been a Registered Representative of Wachtel & Co., Inc., a Washington, D. C. based investment banking firm, since 1968.

Meetings and Committees of the Board

The Company has three standing Committees of the Board of Directors: (i) the Executive Committee; (ii) the Finance and Audit Committee; and (iii) the Organization and Compensation Committee. The Board of Directors does not have a Nominating Committee; rather the entire Board of Directors chooses the director nominees. The Board will consider nominees recommended for election by a shareholder. The Board of Directors of the Company held four meetings during the fiscal year ended June 30, 2002. Except as noted below, all directors attended at least 75% of the aggregate number of meetings of the Board of Directors and Committees on which they served. Mr. Kellar attended 5 of 7 meetings during the year, Mr. Clineburg attended 4 of 6 meetings during the year and Ms. Caruthers attended 3 of 6 meetings during the year.

Executive Committee.    The Executive Committee has the power and authority of the Board of Directors and meets several times during the year. Mr. Allen serves as Chairman of the Executive Committee. Messrs. Clineburg and Ibrahim serve as members of the Committee. During the fiscal year ended June 30, 2002, the Executive Committee met 4 times.

Finance and Audit Committee.    The Finance and Audit Committee makes recommendations regarding the engagement of the Company’s independent auditors, reviews the arrangement and scope of the audit, considers comments made by the independent auditors with respect to the adequacy of the Company’s internal accounting controls, and reviews non-audit services provided by the firm. Mr. Allen serves as Chairman of the Finance and

Audit Committee. Messrs. Kellar, Ibrahim and Sanders serve as members of the Committee. During the fiscal year ended June 30, 2002, the Finance and Audit Committee met 1 time.

Organization and Compensation Committee.    The Organization and Compensation Committee reviews and approves (or recommends to the full Board) the annual salary, bonus and other benefits of senior management of the Company; reviews and makes recommendations to the Board relating to executive compensation and plans; and establishes, and periodically reviews, the Company’s policy with respect to management perquisites. Mr. Ibrahim serves as Chairman of the Organization and Compensation Committee. Ms. Caruthers and Mr. Kellar serve as members of the Committee. During the fiscal year ended June 30, 2002, the Organization and Compensation Committee met 2 times.

Compensation of Directors

Directors who are employees receive no additional compensation for serving as directors.

Pursuant to the 1998 Precision Auto Care, Inc. Outside Directors’ Stock Option Plan, each non-employee director who has served as a director of the Company for at least one year as of the date of each annual meeting of shareholders may receive an option to purchase 2,500 shares of the Company’s Common Stock, exercisable over the following ten years at an exercise price of the average of the highest and lowest sale price per share of Common Stock on the date of the grant, or, if there shall have been no such sale so reported on that date, on the last preceding date on which a sale was so reported. Those directors who have served less than one year may receive an option for a prorated portion of 2,500 shares based on their terms of service as determined by the Organization and Compensation Committee.

In addition, pursuant to the Precision Auto Care, Inc. 2000 Outside Directors’ Stock Plan, each non-employee director attending a meeting of the Board of Directors in person may receive a grant of Common Stock equal to $1,000 divided by the average of the highest and lowest sale price per share of Common Stock on the date of the grant, or, if there shall have been no such sale so reported on that date, on the last preceding date on which a sale was so reported.

In January 2001, the Board of Directors suspended the issuance of awards under the 1998 and 2000 Outside Directors’ Stock Options Plans, and determined to pay non-employee directors $1,000 for each board and committee meeting attended (with an aggregate maximum for all non-employee directors of $60,000 per year), with payment to be deferred, without interest, until the Board determines that the Company’s financial condition permits.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The table below sets forth the compensation earned and paid during each of the Company’s last three fiscal years to the chief executive officer and the four most highly compensated executive officers who earned $100,000 or more during the fiscal year ended June 30, 2002.

Name and Principal Position	Year	Salary	Bonus		Other Annual Compensation	Restricted Stock Awards	Securities Underlying Options	All Other Compensation (1)
Louis M. Brown, Jr.(2)	2002	$1	$115,000	(3)	—	—	500,000	—
President and Chief Executive Officer	2001	1	—		—	—	—	—

Robert R. Falconi(4)	2002	$207,885	$72,250	(5)			180,000	$1,823
Executive Vice President and Chief Operating Officer	2001	156,154	—		—	—	250,000	1,500

John T. Wiegand	2002	$147,000	—		—	—	—	$2,205
Senior Vice President— Operational Programs and Training	2001	138,846	—		—	—	22,500	2,083
	2000	116,398	—		—	—	—	1,746

Frederick F. Simmons(6)	2002	$175,000	$25,000		—	—	—	$3,000
Senior Vice President, General Counsel & Secretary	2001	57,212	—		—	—	—	25,000	(7)

John N. Tarrant(8)	2002	$117,135	$10,000	(9)	—	—	—	$1,974
Controller	2001	112,626	—		—	—	25,000	1,664
	2000	93,269	—		—	—	—	1,399

(1)	Except as otherwise indicated, amounts shown represent the Company’s matching contributions to the 401(k) Savings Plan as indicated below.
(2)	Mr. Brown’s employment with the Company began August 4, 2000.
(3)	On September 24, 2001, Mr. Brown was granted a bonus in the form of a stock award of 500,000 shares of common stock at the then market price of $0.23 per share.
(4)	Mr. Falconi’s employment with the Company began on September 6, 2000.
(5)	On September 24, 2001, Mr. Falconi was granted a cash bonus of $55,000 plus a stock bonus of 75,000 shares of common stock at the then market price of $0.23 per share.
(6)	Mr. Simmons’ employment with the Company began on March 5, 2001.
(7)	Represents moving allowance paid in March 2001 in connection with Mr. Simmons’ move from Greenville, South Carolina when he commenced employment with the Company.
(8)	Mr. Tarrant resigned from the Company’s employ effective November 30, 2002.
(9)	Represents hardship bonus resulting from extended assignment to Company’s offices in Monterrey, Mexico.

OPTION GRANTS IN LAST FISCAL YEAR

The following table presents information concerning stock option grants to the named executive officers in the last fiscal year.

Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year	Weighted Average Exercise Price(2)	Expiration Date(3)	Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(4)
					5%	10%
Louis M. Brown, Jr.	500,000	65.15%	$0.33	08/30/11	$268,768	$427,968
Robert R. Falconi	180,000	23.45%	$0.33	08/30/11	$96,756	$154,068
John T. Wiegand	—	—	—	—	—	—
Frederick F. Simmons	—	—	—	—	—	—
John N. Tarrant	—	—	—	—	—	—

(1)
Stock options exercisable into 767,500 shares of Common Stock were granted to all employees, non-employee directors of the Company and related parties as a group during the fiscal year ended June 30, 2002.

(2)	The exercise price is the “fair market value” of the Company’s Common Stock at the date of grant as determined in good faith by the Company’s Board of Directors.
(3)
Date shown is expiration date of latest grant. Options generally vest and become exercisable in annual installments of 33 1/3% of the shares covered by each grant commencing on the first anniversary of the grant date, and expire ten years after the grant date.

(4)
The dollar amounts under the potential realizable values column use the 5% and 10% rates of appreciation permitted by the SEC, and are not intended to forecast actual future appreciation in the stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company’s Common Stock. There can be no assurance that the amounts reflected in this table will be achieved. The assumed rates are compounded annually to the full ten-year term of the options.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND  FISCAL YEAR-END OPTION VALUES

The following table presents information concerning stock option exercises by the named executive officers and the fiscal year-end option values.

	Number of Securities Underlying Unexercised Options at June 30, 2002		Value of the Unexercised In-the-Money Options at June 30, 2002(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Louis M. Brown, Jr.	—	500,000	—	—
Robert R. Falconi	83,333	346,667	—	—
John T. Wiegand	37,916	8,334	—	—
Frederick F. Simmons	—	—	—	—
John N. Tarrant	18,333	6,667	—	—

(1)
The closing price for the Company’s Common Stock as reported by the OTCBB on June 28, 2002 (the last trading day in the Company’s fiscal year), was $0.24. Value is calculated on the basis of the difference between the option exercise price and $0.24, multiplied by the number of shares of Common Stock underlying the option.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the shares of Common Stock beneficially owned by (i) persons known by the Company to beneficially own greater than 5% of the Company’s outstanding stock, (ii) each director of the Company, (iii) each executive officer named in the table below labeled Summary Compensation Table, and (iv) all directors and executive officers of the Company as a group. For purposes of this table, and as used elsewhere in this Proxy Statement, the term “beneficial owner” means any person who, directly or indirectly, has or shares the power to vote, or to direct the voting of a security or the power to dispose, or to direct the disposition of, a security. Except as otherwise indicated, (a) the address of each owner listed below is 748 Miller Drive, S.E., Leesburg, VA 20175; (b) Company believes that each individual owner listed below exercises sole voting and dispositive power over their shares; (c) the Company believes that each individual owner listed below exercises sole voting and dispositive power over their shares; and (d) the information presented is as of the Record Date.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Outstanding Common Stock
Avenir Corporation(1)	2,099,193	13.27%
Falcon Solutions Limited(2)	2,402,421	15.19%
Louis M. Brown, Jr.(3)	2,843,366	17.79%
Arthur C. Kellar(4)	3,505,094	22.11%
Woodley A. Allen(5)	107,088	0.67%
Lynn E. Caruthers(6)	229,406	1.45%
Bernard H. Clineburg(7)	58,597	0.37%
Bassam N. Ibrahim(8)	60,348	0.38%
John D. Sanders, Ph.D.	58,200	0.37%
Robert R. Falconi(9)	571,444	3.56%
Frederick F. Simmons	—	—
John T. Wiegand(10)	54,166	0.34%
John N. Tarrant(11)	18,333	0.12%
All directors and executive officers as a group (17 persons)(12)	6,889,212	46.33%

(1)	Based in part on Schedule 13G filed with the SEC on February 15, 2002. Its business address is 1725 K Street, N.W., Suite 410, Washington, DC 20006.
(2)
Based in part on Schedule 13G filed with the SEC on November 19, 2002. Its business address is 2, Harbormaster Place, Custom House Dock, Dublin 1, Ireland. Includes shares owned by Desarollo Integrado, S. A. de C.V., a Mexican corporation under common control with Falcon Solutions Limited.

(3)	Mr. Brown is also the President and Chief Executive Officer and a Director. Includes options to purchase 166,666 shares that are exercisable within 60 days.
(4)	Mr. Kellar is also a Director of the Company. Includes options to purchase 37,500 shares that are exercisable within 60 days.
(5)	Includes options to purchase 72,500 shares that are exercisable within 60 days.
(6)
Includes 24,500 shares held by CARFAM Associates and 77,938 shares held by Caruthers Properties, Ltd., limited partnerships in which Ms. Caruthers holds limited partnership interests and options to purchase 12,500 shares which Ms. Caruthers may exercise within 60 days. Does not include 27,250 shares owned by her husband, beneficial ownership of which is disclaimed.

(7)	Includes options to purchase 32,500 shares that are exercisable within 60 days.
(8)	Includes options to purchase 32,500 shares that are exercisable within 60 days.
(9)	Includes options to purchase 226,665 shares that are exercisable within 60 days.
(10)	Includes options to purchase 37,916 shares that are exercisable within 60 days.
(11)	Includes options to purchase 18,333 shares that are exercisable within 60 days.
(12)	Includes options to purchase 818,536 shares that are exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers to file reports of ownership and changes of ownership with the Securities and Exchange Commission. The Company believes that during the period from July 1, 2001 through June 30, 2002, its directors and executive officers timely complied with all applicable Section 16(a) filing requirements, except that Dr. John A. Sanders, a director, purchased 5,000 shares on the open market at $0.24 per share on April 8, 2002, which purchase was not reported until he filed a Form 5 on August 14, 2002.

EMPLOYMENT ARRANGEMENTS

Effective August 4, 2000, the Company entered into an employment agreement with Louis M. Brown, Jr. pursuant to which Mr. Brown agreed to serve as President and Chief Executive Officer. Under this agreement, Mr. Brown received a salary of $1.00 for the first year. For the second year of employment, Mr. Brown’s base salary was $0.70 per year plus a stock award of 500,000 shares and a stock option of 500,000 shares, exercisable at $0.33 per share, vesting at 33 1/3% per year over three years; thereafter, Mr. Brown will receive a base salary and other compensation as may be determined by the Organization and Compensation Committee of the Board of Directors.

REPORT OF THE
ORGANIZATION AND COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

The Organization and Compensation Committee of the Board of Directors, which is composed of outside directors of the Company, is responsible for developing and recommending to the Board of Directors the Company’s general compensation policies. The Committee approves the compensation plans for the Company’s executive officers, including the Chief Executive Officer (CEO), and determines the compensation to be paid to the executive officers. The Organization and Compensation Committee also is responsible for the granting of stock options and restricted stock awards to the executive officers and the administration of the Company’s various incentive compensation plans.

The Organization and Compensation Committee has furnished the following report for fiscal year 2002:

Compensation Philosophy.    The Company’s philosophy with respect to executive compensation is based on the principle that the compensation of its executive officers should be competitive with compensation of senior executives at comparable companies, and that a meaningful portion of the compensation received should be closely tied to the performance of the Company and, in certain instances, to the achievement of individual goals. Through this link between pay and performance, it is the intent of the Company to provide direct incentives for the Company’s financial success and the creation of incremental shareholder value.

Executive Officer Compensation.    The key components of compensation for the executive officers consist of annual compensation provided by base salary and annual performance bonuses, and long-term compensation provided by stock options and restricted stock awards.

In September 2001, Louis M. Brown, Jr., President and Chief Executive Officer of the Company, received a bonus in the form of 500,000 shares of common stock (valued at $115,000, based on the then market price of $0.23 per share) and Mr. Falconi, Executive Vice President and Chief Operating Officer, received a cash bonus of $55,000 plus a stock bonus of 75,000 shares of common stock (valued at $17,250 at the then market price of $0.23 per share).

Members of the Committee believe they have a general awareness of pay practices among companies of roughly comparable size, complexity, and/or industry focus. Based upon the Committee’s general knowledge and the commissioned study, other than the compensation paid to Mr. Brown addressed later in this report, members of the Committee believe that the Company’s compensation levels are generally commensurate with those of similar companies. Other than as indicated above, compensation of the executive officers is a subjective determination and has not been determined by reference to any specific criteria or factors related to corporate performance.

Stock Options.    Stock options are granted to executive officers, as well as other employees, based upon the subjective evaluation of employees’ general overall performance and upon their relative rank within the Company. No specific performance criteria are considered, and there is no fixed formula for differentiating the number of options granted to an individual or to all employees in the aggregate. The Company’s approach to long-term incentives provided by stock options has been a flexible one, in which the effort is to attract and retain able key employees by giving them an opportunity for stock ownership. A total of 767,500 options were awarded in fiscal year 2002 to all employees, non-employee directors, officers and related parties as a group. These options generally vest in three equal, annual installments commencing one year from the date of the grant.

Restricted Stock Awards.    Pursuant to the 1999 Employee Stock Option and Restricted Stock Plan, in March 1999 certain executive officers were granted restricted stock awards, including John T. Wiegand who received an award of 15,000 shares, of the Company’s Common Stock. Under the terms of the award to Mr. Wiegand, his right, title and interest to the shares of Common Stock awarded vested in full on the third anniversary of the grant (i.e., March 2002), with accelerated vesting as follows: (a) if the Company’s stock price closes at $4.00 per share, 25% of the shares will become vested; (b) if the Company’s stock price closes at $6.00 per share, 75% will become vested; and (c) if the Company’s stock price closes at $8.00 per share, 100% of the shares will become vested. In September 1999, Mr. Wiegand was issued 3,750 shares of Common Stock under the terms of his restricted stock award because the share price of the Common Stock had closed at above $4.00. In August 2002, Mr. Wiegand was issued the remaining 11,250 shares under the terms of the restricted stock award.

Compensation of the Current Chief Executive Officer.    Louis M. Brown, Jr., the current President and Chief Executive Officer, joined the Company on August 4, 2000. For the first year of employment, Mr. Brown’s annual base salary was $1.00. For the second year of employment, Mr. Brown’s annual base salary was $0.70 plus a stock award of 500,000 shares and a stock option of 500,000 shares, exercisable at $0.33 per share, vesting at 33 1/3% per year over three years; thereafter, Mr. Brown will receive a base salary and other compensation as may be determined by the Organization and Compensation Committee of the Board of Directors.

The Committee believes its approach to compensation for the President and Chief Executive Officer is consistent with the Company’s ongoing effort to achieve a responsible balance between short-term and long-term performance for the Company and its shareholders, and to provide compensation incentives for its senior executives that encourage those results.

Tax Compliance Policy.    Section 162(m) of the Internal Revenue Code generally limits to $1 million the tax deductible compensation paid to a company’s Chief Executive Officer and to each of the four highest-paid executives employed as executive officers on the last day of the fiscal year. However, the limitation does not apply to performance-based compensation provided certain conditions are satisfied. The Committee does not anticipate that in the foreseeable future any officer of the Company will earn compensation in excess of $1 million that would not qualify as performance-based compensation. Therefore, the Committee has not yet determined a policy with respect to Section 162(m). The Committee intends to review the implications of Section 162(m) when it becomes more relevant with respect to the Company’s executive compensation policies.

All members of the Organization and Compensation Committee concur in this report to the shareholders.

The Organization and Compensation Committee

Bassam N. Ibrahim, Chairman
Lynn E. Caruthers
Arthur C. Kellar

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Arthur C. Kellar and Desarollo Integrado, S.A. de C.V. (“Desarollo Integrado”) own Precision Funding, L.L.C. (“Precision Funding”). Mr. Kellar is a member of the Board of Directors and serves on the Organization and Compensation Committee. Desarollo Integrado is an entity controlled by Mauricio Zambrano (together with his parents and siblings), who served on the Board of Directors until his resignation in February 2002. Pursuant to a commitment made by Mr. Kellar and Desarollo Integrado on August 3, 2000, Precision Funding made available a credit facility of $11.25 million bearing interest at a fixed rate of 12% per annum with provisions for higher rates in the event of default, and was to mature on September 1, 2003. Substantially all assets of the Company had been pledged as collateral and the Company agreed not to pay any dividends without the written consent of Precision Funding. Precision Funding used the facility to purchase the Loan documents by which the Line of Credit Loan and Acquisition Line of Credit were made available to the Company by First Union National Bank. The bridge loan that was made on August 4, 2000 by Mr. Kellar and by Desarollo Integrado was discharged and deemed advanced under the new credit facility. On September 29, 2000, the Company issued senior debentures to Precision Funding. An origination fee was paid to Mr. Kellar and Desarollo Integrado in the form of a warrant entitling each of them to purchase 1,000,000 shares of common stock at an exercise price of $0.275 per share, a price above the August 4, 2000 closing price of $0.219. In June 2001, Mr. Kellar exercised the warrant and in July 2001, Desarollo Integrado assigned the warrant to Falcon Solutions Limited, an entity controlled by Mr. Zambrano together with his parents and siblings, which exercised the warrant. On October 30, 2002, the Company entered into an Exchange Agreement with Mr. Kellar and Desarollo Integrado pursuant to which debt owed to Mr. Kellar totaling $5,269,893 and debt owed to Precision Funding totaling $12,659,888 was converted into 2,500,000 shares of Common Stock and 500,000 shares of Series A Cumulative Redeemable Preferred Stock. In addition, the Company issued to Mr. Kellar and to the owners of Precision Funding warrants to purchase an aggregate of 11,472,039 shares of Common Stock at $.44 per share, exercisable over ten years, subject to approval of the proposal to amend the Company’s Articles of Incorporation to increase the authorized number of shares, as set forth in Item 4 above. If the shareholders do not approve the proposal in Item 4 (or a similar proposal) by October 30, 2004, the Company has agreed to issue an additional 500,000 shares of Series A Cumulative Redeemable Preferred Stock.

Mr. Ibrahim, Chairman of the Organization and Compensation Committee, is a partner with the law firm of Burns, Doane, Swecker & Mathis LLP, which firm provided certain legal services for the Company during the last fiscal year. The amount paid to the law firm during the last fiscal year totaled $170,848.

Except for the foregoing, during the fiscal year ended June 30, 2002:

•	none of the members of the Organizational and Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;
•
none of the members of the Organizational and Compensation Committee entered into (or agreed to enter into) any transaction or series of transactions with the Company or any of its subsidiaries in which the amount involved exceeded $60,000;

•
none of the Company’s executive officers served on the compensation committee (or another board committee with similar functions or, if there was no such committee like that, the entire board of directors) of another entity where one of that entity’s officers served on the Company’s Compensation Committee or one of its executive officers served as a director on the Company’s Board; and

•	none of the Company’s executive officers was a director of another entity where one of that entity’s officers served on the Company’s Compensation Committee.

SHAREHOLDER RETURN COMPARISON

Set forth below is a line-graph presentation comparing the cumulative shareholder return on the Company’s Common Stock, on an indexed basis, against the cumulative total returns of the Nasdaq Stock Market (U.S. Index), an, the Russell 2000 Index, the S&P Auto Parts & Equipment Index and index composed of peer companies named below in footnote 1 since the Company’s initial public offering (November 6, 1997 = 100):

COMPARISON OF 56 MONTH CUMULATIVE TOTAL RETURN*
AMONG PRECISION AUTO CARE, INC., NASDAQ STOCK MARKET, RUSSELL 2000 INDEX,
THE S & P AUTO PARTS & EQUIPMENT INDEX AND A PEER GROUP

*	$100 invested on 11/6/97 in stock or on 10/31/97 in Index-including reinvestment of dividends.

(1)
The peer group index prepared for the purposes of this graph includes the following automotive companies: Auto Zone, Inc., Genuine Parts Company, O’Reilly Automotive, Inc., Discount Auto Parts, Inc., Monro Muffler & Brake, Inc., Pep Boys—Manny, Moe and Jack and Pennzoil/Quaker State Company.

Item 4:    Amendment of the Company’s Articles of Incorporation to Increase the Number of Authorized Shares

The Company’s Articles of Incorporation currently authorizes the issuance of 20,000,000 shares, of which 19,000,000 are designated as common stock and 1,000,000 are designated as preferred stock. As of the date of this Proxy Statement, the Company has issued 15,818,030 shares of common stock and 500,000 shares of preferred stock. On October 30, 2002, the Company entered into an agreement with Precision Funding, L.L.C., a

Virginia limited liability company comprising of Arthur C. Kellar and Desarollo Integrado, S.A. de C.V. (a Mexican corporation owned by Mauricio Zambrano, a former director of the Company, together with his parents and siblings), pursuant to which the Company’s secured indebtedness of approximately $18 million was converted into 2,500,000 shares of common stock and 500,000 shares of preferred stock. Mr. Kellar is a director of the Company. In addition, subject to shareholders’ approval of the amendment to increase the number of authorized shares, Precision Funding, L.L.C. will be granted warrants to purchase 11,000,000 shares of common stock exercisable at $0.44 per share. If the shareholders do not approve the amendment to the Articles of Incorporation to increase the number of authorized shares contained in Item 4 (or a similar proposal) by October 30, 2004, the Company has agreed To Whom It May Concern: issue an additional 500,000 shares of Series A Cumulative Redeemable Preferred Stock in lieu of the common stock. At the time that the agreement was entered into, the bid price of the Company’s common stock, as reported by Nasdaq, was $0.20 per share.

The Board of Directors proposes to amend the Company’s Articles of Incorporation to increase the number of authorized shares. The Board of Directors believes that the proposed increase is in the best interest of the shareholders since it would permit the issuance of warrants at an above market price in exchange for cancellation of existing debt owed to Precision Funding, L.L.C. Under the proposal, the first sentence of Section 1 of Article IV of the Articles of Incorporation would be amended to read as follows:

“Section 1.    Capitalization.  The total number of all classes of stock which the Corporation shall have the authority to issue is Forty Million (40,000,000) shares, divided into two classes consisting of Thirty-eight Million (39,000,000) shares of Common Stock, par value $0.01 per share “Common Stock”, and One Million (1,000,000) shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”).”

One of the effects of the amendment, if adopted, however, may also be to enable the Company’s Board of Directors to render it more difficult to, or discourage an attempt to, obtain control over the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of present management. The Company’s Board of Directors would, unless prohibited by applicable law, have additional shares of Common Stock available to effect transactions (including private placements) in which the number of outstanding shares of the Company’s Common Stock would be increased and would thereby dilute the interest of any party attempting to gain control over the Company. Such action, however, could discourage an acquisition of the Company which shareholders might view as desirable. In addition, since the Company’s shareholders have no preemptive rights to purchase additional shares of Common Stock issued, the issuance of such shares could dilute the interests of the Company’s current shareholders.

Furthermore, if the amendment is adopted, the Board of Directors may issue Common Stock without further approval of the shareholders on such terms as the Board deems advisable.

The Articles of Incorporation require approval of  2/3rds or more of the outstanding voting stock of the Company, or a minimum of 10,454,353 shares, for adoption. Pursuant to a Voting Agreement entered into on October 30, 2002, by Mauricio Zambrano, Falcon Solutions Limited and Desarollo Integrado, S.A. de C.V., two corporations controlled by Mr. Zambrano together with his parents and his siblings, Arthur C. Kellar, Louis M. Brown, Jr., Woodley A. Allen, Lynn C. Caruthers, Bernard H. Clineburg, Bassam N. Ibrahim, John D. Sanders, Ph.D., Robert R. Falconi and John T. Wiegand, such persons agreed to vote their shares, which as of the Record Date, totals 9,298,316, in favor of the proposed amendment.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALL SHAREHOLDERS VOTE FOR THE PROPOSED AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES FROM 20,000,000 TO 40,000,000.

Item 5:    Amendment of the 1999 Employee Stock Option and Restricted Stock Plan

Subject to shareholder approval, the Board of Directors has adopted an amendment to the Precision Auto Care, Inc. 1999 Employee Stock Option and Restricted Stock Plan (the “1999 Plan”) to increase the maximum number of shares of the Company’s Common Stock available for issuance under the 1999 Plan from 1,600,000 shares to 2,600,000 shares. Approval of the amendment will cause certain option grants to become fully effective as described below under “Awards.” The 1999 Plan is intended as an incentive to attract qualified individuals to join the Company as employees as well as to retain and motivate existing employees by providing them with the opportunity to increase their proprietary interests in the Company. The Board of Directors believes that having a personal stake in the Company increases an individual’s interest in the Company’s growth and success and provides a long-range inducement for continued employment with the Company.

Under the proposal, the first sentence of Section 6(a) of the 1999 Plan would be amended to read as follows:

“(a)  There shall be reserved for the granting of Awards under the Plan, and for issuance and sale pursuant to such Awards, two million six hundred thousand (2,600,000) shares of Common Stock.”

As of the date of this proxy statement, there were 71,250 shares of Common Stock underlying options and Restricted Share awards available to be granted under the 1999 Plan and 2,500 shares reserved for issuance under the 1997 Plan.

Summary of the 1999 Plan.

The 1999 Plan is administered by the Organization and Compensation Committee of the Board of Directors. One million six hundred thousand (1,600,000) shares of the Company’s Common Stock presently are currently reserved for issuance under the 1999 Plan. No member of the Committee and no member of the Board of Directors who is not also an employee is eligible to receive awards under the 1999 Plan.

Option Grants.    Options recommended by the Committee must be approved by the Board of Directors before they may be granted. The exercise price for options issued under the 1999 Plan shall be the fair market value at the time of the grant. Fair market value is defined as the then current fair market value of the Company’s Common Stock as determined by reference to the selling price of the shares on the applicable market. Options under the 1999 Plan may not be granted after March 31, 2009. Options may extend for a period of up to 10 years from the date of grant with the actual term to be established by the Board of Directors at the time of grant. Upon termination of an option holder’s active employment with the Company and its subsidiaries for any reason (including illness or disability) but not including death or retirement, the option and rights thereunder shall terminate on the date of termination of employment. The Board of Directors has the discretion in the event the option holder takes a leave of absence from the Company and its subsidiaries for personal reasons or for military service to take such action in respect of the option as the Board of Directors may deem appropriate, including extending the time following termination of active employment during which the option holder is entitled to purchase the shares of Common Stock subject to his or her option. If an option holder’s employment with the Company and its subsidiaries terminates by reason of death or retirement pursuant to normal Company policies, the retired employee or personal representative of the deceased employee may elect to exercise the option within ninety (90) days of the termination of the option holder’s employment. In no event may any option be exercised after the expiration of its term. Options are nontransferable and nonassignable except by inheritance.

The purchase price for shares of Common Stock on the exercise of options generally may be paid either in cash, by delivering to the Company shares of Common Stock previously owned by the option holder for at least six months that, together with any cash tendered with the shares, will equal in value the full purchase price, or through a “cashless” exercise whereby a broker sells shares acquired on exercise to pay the exercise price.

The Board of Directors has the discretion to grant either incentive stock options or nonqualified stock options under the 1999 Plan. The principal difference between these two types of options is their tax consequences, as discussed below.

Restricted Share Awards.    The Committee may, in its sole discretion, issue Common Stock as compensation for services rendered to the Company and its subsidiaries. The Committee may subject such shares to any restrictions it deems appropriate at the time of making the award, such as conditions relating to performance, vesting, sale, assignment, encumbrance or other transfer. The Committee may also subject the issuance of shares of Common Stock to conditions or restriction. These shares of Common Stock thus are called “Restricted Shares.” The terms, conditions and any performance requirements of Restricted Shares will be determined by the Committee and set forth in a written agreement executed by the Company and the employee. The holders of Restricted Shares will have the same voting, dividend and other rights as the Company’s other shareholders once the Restricted Shares are issued. Restricted Shares may be sold or awarded under the 1999 Plan for such consideration as the Committee may determine, including cash, cash equivalents, full-recourse promissory notes, past services and future services. If an award consists of newly-issued Restricted Shares, the employee must furnish consideration to the Company with a value not less than the par value of such Restricted Shares in the form of cash, cash equivalents or past services rendered to the Company or its subsidiaries, as the Committee may determine.

In General.    The 1999 Plan is not qualified under Section 401(a) of the Internal Revenue Code (the “Code”) and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. The 1999 Plan contains provisions to prevent dilution in case of stock dividends, stock splits and changes in the structure of shares of the Common Stock. The 1999 Plan may be amended, modified or discontinued at any time by the Board of Directors, except that the Board does not have the power without shareholder approval to (i) revoke or alter the terms of any valid option or Restricted Share award previously made pursuant to the 1999 Plan, (ii) increase the number of shares of Common Stock to be reserved for issuance and sale pursuant to options or Restricted Share awards made pursuant to the 1999 Plan, (iii) decrease the exercise price of options granted pursuant to the 1999 Plan, (iv) change the class of employee to whom options or Restricted Share awards may be made pursuant to the 1999 Plan, or (v) provide for options exercisable more than 10 years after the date granted.

Certain Tax Consequences of the 1999 Plan.

The following discussion of the Federal tax consequences of the 1999 Plan is based on the Internal Revenue Code provisions currently in effect, current regulations thereunder, and existing administrative rulings of the Internal Revenue Service. The discussion is limited to the tax consequences on United States citizens and does not consider the potential impact of state tax laws. It is not intended to be a complete discussion of all of the United States income tax consequences of the 1999 Plan or of all the requirements that must be satisfied to qualify for the tax treatment described in this discussion. Changes in the law and the regulations may modify the discussion, and, in some cases, changes may be retroactive. In addition, the tax consequences may vary depending on the personal circumstances of individual holders of options and Restricted Shares, and tax requirements applicable to residents of countries other than the United States.

Options.    An option holder will not recognize income upon the grant of an option under the 1999 Plan, or at any other time prior to the exercise of the option. Upon exercise of a nonqualified option, the option holder will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date the option is exercised over the option price of the Common Stock. This income is subject to withholding and other employment taxes. The Company then will be entitled to a deduction in a like amount for compensation paid to the option holder. The ordinary income recognized upon exercise of the option will constitute “personal service income” for purposes of Federal income taxes.

A subsequent taxable disposition of shares of Common Stock acquired upon exercise of a nonqualified option and held as a capital asset will result in a capital gain or loss measured by the difference between the fair market value of the stock on the date the option was exercised and the amount realized on later disposition.

An option holder will not recognize income upon the grant or exercise of an incentive stock option under the 1999 Plan if (i) no disposition of the Common Stock acquired pursuant to the option is made by the option holder within two years from the date of the granting of the option or within one year after the transfer of such Common

Stock to the option holder and (ii) at all times during the period beginning on the date the option was granted and ending on the day three months before the date of such exercise, the option holder was an employee of the Company. The difference between the fair market value of the Common Stock on the date of exercise and the option price, however, is an item of tax preference for purposes of the alternative minimum tax.

If an option holder who has acquired shares of Common Stock by the exercise of an incentive stock option makes a taxable disposition of such Common Stock after satisfying the above holding period requirements, the option holder generally will recognize long-term capital gain or loss measured by the difference between the option price and the selling price. In such a case, the Company will not be entitled to any deduction for compensation paid to the option holder.

If an option holder who has acquired shares of Common Stock by the exercise of an incentive stock option makes a taxable disposition of such Common Stock within two years from the date of the granting of the option or within one year after the transfer of such Common Stock to the option holder, a disqualifying disposition occurs. In that event, the option holder recognizes ordinary income equal to the lesser of (i) the actual gain or (ii) the difference between the exercise price and the fair market value of the Common Stock on the date of exercise. This income is subject to withholding and other employment taxes. The Company will then be entitled to a deduction in like amount for any compensation paid to the option holder. If a loss is sustained on such a disposition, the loss will generally be treated as a capital loss. If the amount received on the disqualifying disposition exceeds the fair market value of the Common Stock on the date of exercise, the excess will generally be either long- or short-term capital gain.

Restricted Shares.    Restricted Share awards are subject to a vesting schedule (or some other substantial risk of forfeiture). If a holder of Restricted Shares separates from employment before vesting in the shares, the shares are forfeited and revert to the Company. If the employee paid for the shares, the purchase price will be refunded. Generally, the employee will not recognize taxable income at the time of an award or purchase of Restricted Shares. However, the employee may make an election under Section 83(b) of the Code to be taxed at the time of the award.

If an election under Section 83(b) of the Code to recognize income at the time of the award or purchase is not timely made, the employee will recognize taxable income at the time of vesting. The taxable income will be equal to the excess of the fair market value of the Restricted Shares at the time the shares vest over the amount (if any) that the employee paid for the Restricted Shares.

If an employee receives or purchases Restricted Shares that remain subject to vesting, the employee may elect under Section 83(b) of the Code to include as ordinary income in the year of the award or purchase an amount equal to the excess of (a) the fair market value of the shares on the transfer date over (b) the purchase price (if any) paid for the shares. The fair market value of the Restricted Shares will be determined as if the shares were not subject to forfeiture. If the employee makes the Section 83(b) election, the employee will not recognize any additional income when the shares vest. Any appreciation in the value of the Restricted Shares after the award or purchase is not taxed as compensation but instead is taxed as capital gain when Restricted Shares are sold or transferred.

If an employee makes a Section 83(b) election and the Restricted Shares are later forfeited, the holder is not entitled to a tax deduction or a refund of the tax already paid.

Income that is characterized as compensation income, whether as a result of vesting in the Restricted Shares or in connection with a Section 83(b) election, will be subject to withholding and other employment taxes. The Company will be entitled to a deduction in like amount, and in the same tax year, for any compensation income reportable by the holder of Restricted Shares.

Dividends received by a holder of Restricted Shares on unvested Restricted Shares are treated as taxable compensation and are subject to withholding if the holder is an employee or former employee. The Company is entitled to a deduction equal to the amount of the dividends paid on unvested Restricted Shares. Dividends received on Restricted Shares subject to a Section 83(b) election are taxed as dividends instead of compensation.

Vote Required for Approval of Proposal.    Approval of the adoption of the 1999 Plan and the reservation of an additional 1,000,000 shares of Common Stock for issuance under the 1999 Plan is subject to the affirmative vote of the holders of a majority of voting power of the Company Common Stock present in person or represented by proxy at the Special Meeting.

Awards.    As of the Record Date, the following executive officers have outstanding awards under the 1999 Plan:

Name	Position	Stock Option Award
Louis M. Brown, Jr.	Director, President and Chief Executive Officer	—
Robert R. Falconi	Director, Executive Vice President and Chief Operating Officer	357,500
John T. Wiegand	Director, Senior Vice President—Operational Programs and Training	46,250
Kevin Bates	Vice President—Marketing and Advertising	25,000
Joel Burrows	Vice President—Training/Research & Development	25,000
Glyn Massingill	Vice President—Franchise Services	25,000
James Barger(1)	Vice President—Franchise Development	23,125
David J. Yakaitis	Vice President—Strategic Programs	160,000
John N. Tarrant(2)	Controller	25,000

(1)	Mr. Barger resigned from employment with the Company effective November 29, 2002.
(2)	Mr. Tarrant resigned from employment with the Company effective November 30, 2002.

Additional information regarding the Company’s equity compensation plans, as of June 30, 2002, follows:

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining for future under equity compensation plans
Equity compensation plans approved by security holders	1,682,325	$0.96	148,925
Equity compensation plans not approved by security holders	35,000	$2.46	0

Total	1,717,325	$0.99	148,925

The following is a brief summary of the equity compensation plans that have not been approved by the Company’s security holders:

(1)
On December 1, 1998, Woodley A. Allen was retained by the Company as a financial consultant following the departure of the Company’s Chief Financial Officer. In connection with such services, the Board of Directors granted Mr. Allen options to purchase 10,000 shares of Common Stock at a price per share of $3.625. The options became immediately fully vested and expire on December 31, 2008.

(2)
On February 25, 1999, the Company issued to 5 persons options for a total of 25,000 shares of Common Stock exercisable at $2.00 per share. Two of such persons (George Bavelis and Effie Eliopulis) were directors of the Company at the time of the grant. The options were issued in consideration of a release of certain options to purchase real estate owned by the Company and to enter into a leaseback of the real estate and expire on February 25, 2009.

As of the Record Date, all persons other than the current executive officers named above have received options under the 1999 Plan for a total of 245,000 shares.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS APPROVAL OF THIS PROPOSAL.

Item 6:    Ratification of Appointment of Independent Auditors

At the Annual Meeting, the shareholders will be asked to ratify the appointment of Grant Thornton LLP, who have served as the Company’s independent auditors since November 2000, as the Company’s independent auditors for the fiscal year ending June 30, 2003.

Ratification of the appointment of the independent auditors will require the affirmative vote of holders of shares of Common Stock representing a majority of the number of votes present in person or represented by proxy at the Annual Meeting, provided a quorum is present. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and such representatives are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALL SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

AUDIT COMMITTEE REPORT

The Finance and Audit Committee of the Board of Directors (the “Audit Committee”) is composed of three independent directors and operates under a written charter adopted by the Board of Directors, a copy of which was attached to the definitive proxy statement filed with the SEC on March 6, 2001 as Appendix A and is incorporated herein by reference. The Audit Committee reviews audit fees and recommends to the Board of Directors, subject to shareholder ratification, the selection of the Company’s independent accountants. Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to report thereon to the Board of Directors. In this context, the Audit Committee has met and held discussions with management and Grant Thornton LLP, the Company’s independent accountants as of the fiscal year ended June 30, 2002.

Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and Grant Thornton LLP.

The Audit Committee has discussed with Grant Thornton LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Accounting Standards), including the  scope of the auditor’s responsibilities, significant accounting adjustments and any disagreements with management.

The Audit Committee also has received the written disclosures and the letter from Grant Thornton LLP relating to the independence of that firm as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Grant Thornton LLP that firm’s independence from the Company.

The Audit Committee reviews the aggregate fees billed by Grant Thornton LLP for professional services rendered during the fiscal year ended June 30, 2002. During the 2002 fiscal year, Gant Thornton LLP billed the following amounts to the Company:

Audit Fees	$173,985
Financial Information Systems Design and Implementation Fees	—
Consulting re sale of Mexican assets	148,674
Tax services	53,100
All Other Fees	75,490

Total 2002 Fiscal Year Fees	$451,249

The Audit Committee has determined that the provision of non-audit services provided by Grant Thornton LLP does not adversely affect their independence in providing audit services.

Based upon the Audit Committee’s discussions with management and Grant Thornton LLP and the Audit Committee’s review of the representation of management and the report of Grant Thornton LLP to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended June 30, 2002 filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Woodley A. Allen, Chairman
Bassam N. Ibrahim
Arthur C. Kellar
John D. Sanders, Ph.D.

September 28, 2002

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On September 29, 2000, the Company issued senior debentures to Precision Funding, L.L.C. (“Precision Funding”), an entity created, owned, and controlled by Arthur C. Kellar and Desarollo Integrado, S.A. de C.V. (“Desarollo Integrado”), an entity controlled by Mauricio Zambrano together with his parents and siblings. Mr. Kellar is a member of the Board of Directors of the Company, and Mr. Zambrano was a member of Board. Pursuant to the commitment made by Arthur C. Kellar and Desarollo Integrado on August 3, 2000, Precision Funding made available a credit facility of $11.25 million bearing interest at a fixed rate of 12% per annum with provisions for higher rates in the event of default, and is to mature on September 1, 2003, if not paid prior to that time. Substantially all assets of the Company had been pledged as collateral and the Company agreed not to pay any dividends without the written consent of Precision Funding. Precision Funding used the facility to purchase the Loan documents by which the Line of Credit Loan and Acquisition Line of Credit were made available to the Company by First Union National Bank. The bridge loan that was made on August 4, 2000 by Arthur C. Kellar and by Desarollo Integrado was discharged and deemed advanced under the new credit facility. Further, $991,000 of mortgage debt payable to another secured creditor, Franchise Finance Corporation of America, was repaid in full. An origination fee was paid to Mr. Kellar and in the form of a warrant entitling each of them to purchase 1,000,000 shares of common stock at an exercise price of $0.275 per share, a price above the August 4, 2000 closing price of $0.219. In June 2001 Mr. Kellar exercised the warrant and in July 2001, Desarollo Integrado assigned the warrant to Falcon Solutions Limited, another entity controlled by Mr. Zambrano together with his parents and siblings, which exercised the warrant. On October 30, 2002, the Company entered into an Exchange Agreement with Mr. Kellar and Desarollo Integrado pursuant to which debt owed to Mr. Kellar totaling $5,269,893 and debt owed to Precision Funding, L.L.C. totaling $12,679,888 was converted into 2,500,000 shares of Common Stock and 500,000 shares of Series A Cumulative Redeemable Preferred Stock. In addition, the Company issued to Mr. Kellar and to the owners of Precision Funding warrants to purchase an aggregate of 11,472,039 shares of Common Stock at $.44 per share, exercisable over ten years, subject to approval of the proposal to amend the Company’s Articles of Incorporation to increase the authorized number of shares, as set forth in Item 4 above.

Bassam N. Ibrahim, a director of the Company, is a partner in Burns, Doane, Swecker & Mathis LLP, an Alexandria, Virginia law firm that performs legal services for the Company related to intellectual property protection. Fees paid to the firm by the Company in the fiscal year ended June 30, 2002 totaled $170,848 but did not exceed five percent of the firm’s gross revenues.

The Company was subject to a suit filed in the State of Florida by a former Precision Tune Auto Care franchisee. The franchisee alleged breach of contract and personal slander. In March 2000, a judgment of $841,094 plus attorney’s fees was entered against the Company. In connection with this matter, Arthur C. Kellar, a director of the Company, provided a letter of credit to permit the Company to post a bond during the pendency of the appeal. In exchange for his providing the letter of credit, the Company agreed to issue Mr. Kellar 25,000 shares of Common Stock pursuant to a letter agreement dated June 14, 2000. The judgment was reversed during FY 2002 and the bond has been discharged.

On October 15, 1998, the Company entered into a subordinated debenture with Board LLC, a limited liability company organized and funded by 11 directors serving on the Board as of the time of the transaction, four of whom, Messrs. Allen, Ibrahim and Kellar and Ms. Caruthers, are current directors or nominees. The sole purpose of this subordinated debenture was to provide additional financing to the Company. Under the terms of the agreement, the Company received $2 million and was to make monthly interest payments at an annual rate of 14% with the principal to be paid at the end of the loan term of twelve months. The terms of the subordinated debt call for increases in the interest rate if the Company defaults in the timely payment of interest on the subordinated debt. The Company is not permitted to make any payment with respect to the subordinated debt during the continuance of a default or event of default under the Bank Facility. Board LLC has approved the waiver of existing events of default and the extension of the maturity date on such debt to November 1, 2000 and the interest rate returned to 14% effective August 15, 1999. Subsequent to June 30, 2000, Board LLC extended the maturity date to and waived all debt covenants with respect to defaults through September 30, 2002. In February 2001, the Company renegotiated the loan agreement with the Board LLC. All of the interest of approximately $407,000 that had been accrued up to that point was waived. Under the terms of the new agreement, the Company agreed to make monthly payments through December 2003. The effective interest rate for the new agreement was 8.68% per annum. In January 2002, the Company renegotiated the loan agreement with the Board LLC. Under the terms of the new agreement, the Board LLC agreed to a revised payment plan consisting of monthly payments of $50,000 ending in December 2003. The effective interest rate for the new agreement is 8.68% per annum.

SHAREHOLDER PROPOSALS AND NOMINATION PROCEDURES

In order for a shareholder proposal to be considered for the 2003 Annual Meeting of Shareholders, it must be received by the Company at its offices no later than August 12, 2003. All shareholder proposals should be mailed to the Company at 748 Miller Drive, S. E., Suite G-1, Leesburg, VA 20175 and addressed to the attention of Frederick F. Simmons, Secretary. To be eligible for inclusion in the proxy material for that meeting, such proposals must conform to the requirements set forth in Regulation 14A under the Securities Exchange Act of 1934, as amended. In order to be considered at an Annual Meeting, a shareholder proposal must be presented by the proponents or their representatives in attendance at the meeting.

For nominations by a shareholder to be properly considered at the Annual Meeting, the shareholder must notify the Secretary at least 70 and no more than 90 days before the first anniversary of the prior year’s Annual Meeting unless the Annual Meeting date is advanced by more than 20 days, or delayed by more than 70 days, in which case the nomination must be delivered not earlier than the 90th day prior to the Annual Meeting and not later than the close of business on the later of the 70th day prior to the Annual Meeting or the 10th day following the day on which public announcement of the Annual Meeting date is made. Nominations submitted by shareholders must contain the nominee’s qualifications, the nominee’s written consent to serve if elected, and other information required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; the name, address and number of shares owned by the nominating shareholder; and whether the nominating shareholder is part of a group soliciting or intending to solicit proxies from shareholders.

OTHER MATTERS

The Board of Directors does not know of any other matters to be presented at the 2002 Annual Meeting or action to be taken thereat except those set forth in this Proxy Statement. If, however, any other business properly comes before the 2002 Annual Meeting, the persons named in the proxy accompanying this Proxy Statement will have the discretionary authority to vote upon such business, as well as matters incident to the conduct of the 2002 Annual Meeting.

UPON THE WRITTEN REQUEST OF ANY RECORD HOLDER OR BENEFICIAL OWNER OF COMMON STOCK ENTITLED TO VOTE AT THE ANNUAL MEETING OF SHAREHOLDERS, THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE COMPANY’S MOST RECENT FISCAL YEAR. ADDRESS REQUESTS TO EVERETT F. CASEY, ASSISTANT SECRETARY, PRECISION AUTO CARE, INC., P. O. BOX 5000, LEESBURG, VIRGINIA 20177-5000.

PRECISION AUTO CARE, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JANUARY 15, 2003

The undersigned hereby appoints Louis M. Brown, Jr., Robert R. Falconi and Frederick F. Simmons and each of them as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as set forth below, all the shares of Common Stock of Precision Auto Care, Inc., held of record by the undersigned on November 15, 2002, at the 2002 Annual Meeting of Shareholders to be held on January 15, 2003, or any adjournment thereof.

1.	Amendment of the Company’s Articles of Incorporation to reduce the minimum number of directors from ten to five.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	Amendment of the Company’s Articles of Incorporation to reduce the term of office from three years to one year.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.a	Election of Five Directors, if both amendments to Articles of Incorporation in Items 1 and 2 above are approved by Shareholders:

Woodley A. Allen, Louis M. Brown, Jr., Bassam N. Ibrahim, Arthur C. Kellar and John D. Sanders, Ph. D.

☐ For all nominees	☐ WITHHOLD authority for all nominees

☐ For all, except authority withheld for nominees named below

INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY SUCH NOMINEE(S), WRITE THE NAME(S) OF THE NOMINEE(S) IN THE SPACE PROVIDED BELOW

3.b.	Election of Three Class II Directors, if both amendments to Articles of Incorporation in Items 1 and 2 above are not approved by Shareholders:

Woodley A. Allen, Bassam N. Ibrahim and Arthur C. Kellar

☐ For all nominees	☐ WITHHOLD authority for all nominees

☐ For all, except authority withheld for nominees named below

INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY SUCH NOMINEE(S), WRITE THE NAME(S) OF THE NOMINEE(S) IN THE SPACE PROVIDED BELOW

4.	Approval of the amendment to the Company’s Articles of Incorporation to increase the number of authorized shares from 20,000,000 to 40,000,000.

☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	Approval of the amendment to the 1999 Employee Stock Option and Restricted Stock Plan to increase the shares reserved for issuance from 1,600,000 to 2,600,000.

☐ FOR	☐ AGAINST	☐ ABSTAIN

6.	Ratification of the appointment of Grant Thornton LLP as independent auditors for the fiscal year ending June 30, 2003.

☐ FOR	☐ AGAINST	☐ ABSTAIN

7.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Please sign your name(s) on reverse side

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IF PROPERLY EXECUTED, IT WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL 3 AND FOR PROPOSALS 1, 2, 4, 5 and 6. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Please sign your name exactly as it appears hereon. If shares are held jointly, all holders must sign. If you receive more than one proxy, please sign and return each of them. When signing in a fiduciary or representative capacity (attorney, executor, administrator, trustee, guardian, officer of corporation, etc.) please give full title as such. The signer hereby revokes all proxies heretofore given by the signer to vote at such meeting or any adjournment thereof.

Date	, 200

Signature

Signature

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

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